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                            Amendment to the By-Laws

                                       of

           Credit Suisse Warburg Pincus New York Tax Exempt Fund, Inc.



Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus New York Tax Exempt Fund, Inc., the name has changed to Credit Suisse New York Tax Exempt Fund, Inc.



Dated the 12th day of December, 2001